EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of September, 2000, between PROFESSIONAL DETAILING, INC., a Delaware corporation (the "Company"), having its principal place of business at 10 Mountainview Road, Upper Saddle River, New Jersey 07458, and STEPHEN COTUGNO, residing at 412 Columbus Drive, West Harrison, New York 10604 (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Company believes that it would benefit from the application of the Executive's particular and unique skills, experiences and background in connection with the management and operation of the Company, and wishes to employ the Executive as Executive Vice President -- Corporate Development; and

      WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company and the Executive agree as follows:

      1. Employment and Duties. The Company hereby employs the Executive as Executive Vice President -- Corporate Development on the terms and conditions set forth in this Agreement and Executive agrees to accept such employment subject to the terms and conditions of this Agreement. The Executive shall be responsible for all phases of (a) the Company's corporate development activity including merger and acquisition activity (including related integration activities), strategic investment activity and private equity relationships; (b) investor relations matters and investment banking relationships; and (c) such other duties as are assigned to him by the Company's Chief Executive Officer ("CEO") which are commensurate with his position with the Company. In connection with the foregoing, the Executive shall coordinate all corporate development and investor relation matters with senior members of the Company's management senior management of the Company's subsidiaries and the Board of Directors. The Executive shall report to and be supervised by the CEO. The Executive shall be based at the Company's offices in Upper Saddle River, New Jersey or such other place that shall constitute the Company's headquarters.

      The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive shall not accept any other employment or engage in any other business activity during the Employment Period; however, the Executive may devote a reasonable portion of the Executive's personal time to personal financial affairs and nonprofit public service activities; provided, however, that such activities do not adversely impact Executive's performance of his duties hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company, including, but not limited to, those relating to the protection of the Company's proprietary trade secrets and confidential information.

      2. Term. The term of this Agreement shall commence on September 1, 2000 (the "Commencement Date"), and shall terminate on August 31, 2002, unless terminated earlier, or extended, in accordance with the terms of this Agreement (the "Termination Date"). Such term of employment is herein sometimes referred to as the

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"Employment Term." The Employment Term shall be automatically extended for successive one-year periods unless either party notifies the other in writing at least 90 days before the Termination Date, or any anniversary of the Termination Date, as the case may be, that he or it chooses not to extend the Employment Term.

      3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

            (a) Base Compensation. The Company shall pay to the Executive an annual salary ("Base Compensation") of $155,000, payable in equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local taxes. The Executive may be entitled to such increases in Base Compensation with respect to each calendar year during the term of this Agreement, as shall be determined by the Company, in its sole and absolute discretion, based on periodic reviews of the Executive's performance.

            (b) Incentive Compensation. In addition to Base Compensation, the Executive may be entitled to receive additional compensation ("Incentive Compensation") in the discretion of the Company. The Incentive Compensation shall be pursuant to short-term and/or long-term incentive compensation programs, pursuant to the Company's Variable Incentive Compensation Program. For purposes of this Agreement, the Executive's "Pro Rata Share" of Incentive Compensation for any calendar of the Company shall be a fraction whose numerator shall be equal to the number of months (or parts of months) during which the Executive was actually employed by the Company during any such calendar year and whose denominator shall be the total number of months in such calendar year.

      4. Employee Benefits. During the Employment Term and subject to the limitations set forth in this Section 4, the Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to executives of the Company.

      5. Vacation and Leaves of Absence. The Executive shall be entitled to the normal and customary amount of paid vacation provided to executive officers of the Company, but in no event less than 15 days during each 12-month period, beginning on the date of this Agreement. Any vacation days that are not taken in a given 12-month period shall not accrue or carry-over from year to year. Upon any termination of this Agreement (a) by the Company for "cause", or (b) by the Executive other than for "good reason", accrued and unused vacation for the year in which this Agreement terminates will be paid to the Executive within 10 days of such termination based on his annual rate of Base Compensation in effect on the date of such termination. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Company in its sole and absolute discretion may determine, and shall be entitled to the same sick leave and holidays provided to other executive officers of the Company.

      6. Expenses.

            (a) Business Expenses. The Executive shall be promptly reimbursed against presentation of vouchers or receipts for all reasonable and appropriate expenses incurred by him in connection with the performance of his duties hereunder.

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            (b) Automobile Expense. During the Employment Term, in order to facilitate the performance of the Executive's duties hereunder, and otherwise for the convenience of the Company, the Company shall provide the Executive with an automobile, or shall reimburse the Executive up to $550 per month in connection with the cost of leasing an automobile, and shall pay or reimburse Executive (upon presentation of vouchers or receipts) for the reasonable cost of all maintenance, insurance, repairs, gas and other expenses related to such automobile.

      7. Indemnification. The Company shall (and is hereby obligated to) indemnify (including advance payment of expenses, which expenses shall include, without limitation, reasonable attorneys' fees) the Executive for all actions taken by Executive as an officer of the Company or the failure of Executive to take any action in each and every situation where the Company is obligated to make such indemnification pursuant to applicable law and the relevant portions of the Company's Certificate of Incorporation and By-Laws.

      8. Termination and Termination Benefits.

            (a) Termination by the Company.

                  (ii) For Cause. Notwithstanding any provision contained herein, the Company may terminate this Agreement at any time during the Employment Term for "cause". For purposes of this subsection 8(a)(i), "cause" shall mean (1) the continuing failure by the Executive to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness, (2) gross negligence or gross malfeasance on the part of the Executive in the performance of his duties hereunder that demonstrably cause harm to the Company, or (3) the conviction of the Executive, by a court of competent jurisdiction, of a felony or other crime involving moral turpitude. Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving the Executive written notice thereof stating the reason or reasons therefor with respect to clauses (2) and (3) above, and 15 days after written notice thereof from the Company to the Executive specifying the acts or omissions constituting the failure and requesting that they be remedied with respect to clause (1) above, but only if the Executive has not cured such failure within such 15 day period. In the event of a termination pursuant to this subsection 8(a)(i), the Executive shall be entitled to payment of his Base Compensation and the benefits pursuant to Section 4 hereof up to the effective date of such termination.

                  (ii) Disability. If due to illness, physical or mental disability, or other incapacity, the Executive shall fail, for a total 90 days during any 120 day period ("Disability"), to substantially perform the principal duties required by this Agreement, the Company may terminate this Agreement upon 30 days' written notice to the Executive; provided, however that if the Executive commences to perform the duties required by this Agreement within such 30-day period and performs such services for 25 out of 30 of the ensuing work days, then such notice shall be void. In the event of a termination pursuant to this subsection 8(a)(ii), the Executive shall be (1) paid his Base Compensation until the Termination Date and his Pro Rata Share of any Incentive Compensation to which he would have been entitled for the year in which such termination occurs, and (2) provided with employee benefits pursuant to Section 4, to the extent available, for the remainder of the Employment Term; provided, however, that any compensation to be paid to the Executive pursuant to this subsection 8(a)(ii) shall be offset against any payments received by the Executive pursuant to any policy of disability insurance the premiums of which are paid for by the Company. Nothing herein shall be construed to violate any Federal or State law including the Family

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and Medical Leave Act of 1993, 27 U.S.C.S. ss.2601 et seq., and the Americans
With Disabilities Act, 42 U.S.C.S. ss.12101 et seq.

            (b) Termination by the Executive. The Executive may terminate this Agreement at any time during the Employment Term for "good reason" upon 90 days' written notice to the Company (during which period the Executive shall, if requested in writing by the Company, continue to perform his duties as specified under this Agreement). "Good reason" shall mean: (1) the Company's failure to make any of the payments or provide any of the benefits to the Executive under this Agreement; (2) the Company's material breach of any provision of this Agreement; (3) a material reduction in the Executive's responsibilities (provided, however, "good reason" shall not include a reduction in Executive's responsibilities if such reduction is a result of Executive's failure to perform his duties in a manner satisfactory to the Company); or (5) a reduction in the Executive's Base Compensation (other than a pro rata reduction in Base Compensation applicable to all senior executives of the Company); provided, however, that the Company has not cured, or made substantial efforts to cure, such failure or breach within the aforementioned 90 day period.

            (c) Termination Compensation. In the event of a termination of this Agreement (a) by the Company without cause (as defined in subsection 8(a)(i) hereof), or (b) by the Executive for "good reason" pursuant to subsection 8(b) above, the Executive shall be paid, in consideration of the post-termination non-compete and non-solicitation agreements set forth in Section 10: (1) his Base Compensation up to the effective date of such termination; (2) his full share of any Incentive Compensation payable to him for the year in which the termination occurs; and (3) a lump sum payment (hereinafter "Termination Compensation") equal to the net present value of 50% of the average cash compensation (including Base Compensation and Incentive Compensation) paid to, or accrued for, the Executive in the calendar year immediately preceding the calendar year in which the termination occurs. Payment of Termination Compensation to the Executive shall occur no later than 14 days following the effective date of the Executive's termination. For purposes of this subsection 8(c), the date of termination of the Executive's employment shall be date on which the Executive ceases to perform services for the Company.

            (d) Stock Options and Other Benefits. In the event that the Executive is terminated for reasons other than for "cause" or in the event the Executive terminates this Agreement for "good reason," any stock options then held by the Executive and/or any other benefits subject to specified vesting criteria, shall immediately vest in the Executive; provided, however, all stock options then held by the Executive and/or any other benefits subject to specified vesting criteria shall expire and/or terminate 90 days after the date this Agreement is terminated pursuant to subsections 8(a)(i) or 8(b). The Company agrees to take such steps and to execute such documents as shall be necessary to effectuate the foregoing.

            (e) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive's death. In such event the Company shall pay Executive's Base Salary to estate, through the end of the month in which such death occurs. In addition, the Company shall pay to Executive's estate, the Pro Rata Share of any Incentive Compensation to which Executive would have been entitled for the year in which such death occurs.

            (f) No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment

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or benefit provided in this Agreement be reduced by any compensation or benefit earned by the Executive after termination of his employment.

            (g) Survival. The provisions of Sections 7, 8, 9, 10, 11, and 12 shall survive the termination of this Agreement.

      9. Company Property. All advertising, promotional, sales, suppliers, manufacturers and other materials or articles or information, including without limitation data processing reports, customer lists, customer sales analyses, invoices, product lists, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.

      10. Covenant Not To Compete.

            (a) No Solicitation or Competition. During the term of this Agreement and for a period of twelve months after termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, salesman or supplier of the Company to cease to do business or terminate his employment with the Company, and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business competing with the Company anywhere in the United States. Nothing contained in this Section 10 shall prevent the Executive from holding for investment not more than five percent (5%) of any class of equity securities of a company whose securities are publicly traded or from engaging in any activities that are not in competition with the business activities of the Company.

            (b) Confidentiality of Company Property. During the effectiveness of this Agreement and at all times thereafter, the Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Section 9 above unless such material has been made publicly available by the Company. Company Property includes "Confidential Information" defined as any information disclosed to the Executive or known to the Executive as a consequence of, or through the Executive's employment with the Company (including information conceived, originated, discovered or developed by the Executive), about the Company or the Company's clients or customers' business operations, processes, products, research and development, manufacturing methods, marketing, sales costs, pricing, inventions, improvements, discoveries and ideas (whether patentable or not), and financial information. Confidential Information also means any formula, pattern, procedure, method, device or compilation of information which is used in the company's business or the company's clients or customers' business, and which gives the Company and/or its clients and customers an opportunity to obtain an advantage over competitors. The Executive understand that as a manager the Executive will be exposed to a broad base of information about the company operations nationwide and will receive detailed information about the Company's customers from the Company and from the employees the Executive supervise.

            (c) Saving Clause. If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in the foregoing subsection (a), the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of Company.

      11. Executive's Representation and Warranties. The Executive represents and warrants to the Company as follows:

            (a) All facts concerning the Executive's background, education, experience and employment history as described to the Company by the Executive are true and correct in all material respects;

            (b) The Executive's execution of this Agreement and employment with the Company does not and will not conflict with any obligations that the Executive has to any current or former employer, any other individual, corporation, partnership, association, trust or any other entity or organization, including any instrumentality of government;

            (c) The Executive has not brought to the Company, and will not bring to the Company, any materials, documents or other property of any nature that is the confidential property of another party or entity;

            (d) All files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, financial reports and statements, correspondence, and other confidential information whether prepared by the Executive or otherwise coming into the possession of the Executive, and all copies thereof, are, and shall remain, the exclusive property of the Company, and shall be delivered immediately to the Company in the event o the Executive's termination or at any other time if requested by the Company.

            (e) Executive acknowledges that the foregoing representation and warranties are a material inducement to the Company entering into this Agreement and that in the event that any of these representation and warranties, Executive agrees to indemnify and hold harmless the Company from and against any and all claims, actions, losses and damages (including but not limited to, reasonable attorneys' fees and costs) incurred by the Company, and the Company shall have the right to terminate Executive for cause.

      12. Miscellaneous.

            (a) Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

            (b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

            (c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this

Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

            (d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

            (e) Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns.

            (f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

            (g) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) as set forth in the preamble to this Agreement or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 12(g) for the service of Notices.

            Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

            (h) Arbitration; Remedies. Any dispute or controversy arising under this Agreement or as a result of or in connection with Executive's employment (other than disputes arising under Section 10) shall be arbitrated and settled pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect. This provision shall also apply to any and all claims that may be brought under any federal or state anti-discrimination or employment statute, rule or regulation, including, but not limited to, claims under; the National Labor Relations Act; Title VII of the Civil Rights Act; Section 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform and Control Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act and/or the Equal Pay Act. The decision of the arbitrator and award, if any, is final and binding on the parties and the judgement may be entered in any court having jurisdiction thereof. The parties will agree upon an arbitrator from the list of labor arbitrators supplied by the American Arbitration Association. The parties understand and agree, however, that disputes arising under Section 10 of this Agreement may be brought in a court of law or equity without submission to arbitration.

            (i) Jurisdiction. Except as otherwise provided for herein, each of the parties: (a) submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in
Section 12(g). Nothing in this Section 12(i), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

            (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR EMPLOYMENT. IN PARTICULAR, PARAGRAPH 10 AFFECTS YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT. YOU SHOULD SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH THE COMPANY.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                            /s/ Stephen Cotugno
                                            ------------------------------
                                            STEPHEN COTUGNO

                                            PROFESSIONAL DETAILING, INC.,
                                             a Delaware corporation


                                            By: /s/ Charles T. Saldarini
                                                --------------------------
                                                Charles T. Saldarini
                                                Chief Executive Officer